                                                                     EXHIBIT (f)

                             STOCK OPTION AGREEMENT


          THIS STOCK OPTION AGREEMENT (the "Agreement"), dated August 11, 1995, by and between Rule Industries, Inc., a Massachusetts corporation ("Rule"), and Greenfield Industries, Inc., a Delaware corporation ("Parent").

          WHEREAS, Rule, Parent and Rule Acquisition Corporation, a Massachusetts corporation and wholly owned subsidiary of Parent ("Sub"), have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), providing for the Merger of Sub with and into Rule; and

          WHEREAS, to induce Parent to enter into the Merger Agreement, Rule has agreed to grant the Stock Option (as hereafter defined).

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein and in the Merger Agreement, the parties hereby agree as follows:

          1. GRANT OF STOCK OPTION. Rule hereby irrevocably grants to Parent an option (the "Stock Option") to purchase up to 630,000 shares (the "Shares") of common stock of Rule, par value $0.01 per share (the "Stock"), at $8.00 per Share (the "Exercise Price").

          2. EXERCISE OF STOCK OPTION. The Stock Option may be exercised by Parent or its permitted assignee, in whole or in part, at any time or from time to time, on or before the termination of this Agreement (the "Termination Date"). The Termination Date shall be the earlier of (i) the Effective Time (as defined in Section 2.2 of the Merger Agreement), (ii) the closing of an Acquisition Transaction (as defined in Section 7.4 of the Merger Agreement),
(iii) the termination of the Merger Agreement pursuant to Section 11.2 thereof or (iv) June 30, 1996. In the event Parent wishes to exercise the Stock Option, Parent shall send a written notice to Rule specifying the total number of Shares it will purchase and a place and date not later than ten business days from the date such notice is given for the closing of such purchase. Rule agrees to use all proceeds received upon exercise of the Stock Option to pay down any principal and interest owed on its senior indebtedness.

          3. PAYMENT AND DELIVERY OF CERTIFICATE(S). At any closing hereunder, Parent or its permitted assignee shall make payment to Rule of the aggregate Exercise Price for the Shares so purchased by certified or official bank check or wire transfer, and Rule shall deliver to Parent or its permitted assignee a certificate or certificates in form satisfactory to Parent representing the number of Shares being purchased in the denominations designated by Parent in its notice of exercise.

          4. RULE RESIDUAL TRUST. The ownership of the Shares acquired upon exercise of the Stock Option granted hereunder shall not entitle Parent to participate in or otherwise receive proceeds from the Rule Residual Trust (as defined in Section 4.2 of the Merger Agreement).

          5. REPRESENTATIONS AND WARRANTIES OF RULE. Rule hereby represents and warrants to Parent as follows:

               (a) DUE ORGANIZATION. Rule is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has the requisite corporate power to enter into and perform this Agreement.

               (b) DUE AUTHORIZATION. This Agreement has been duly authorized by all necessary corporate action on the part of Rule and constitutes a valid and binding obligation of Rule enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally.

               (c) STOCK OPTION SHARES. Rule has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the Termination Date will keep reserved for issuance upon exercise of the Stock Option, 630,000 shares of Stock, all of which, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all charges, claims, liens, encumbrances, security interests or rights of others, including any preemptive rights.

               (d) NO CONFLICTS. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or result in any violation of or be in conflict with or constitute a default under any term of the Articles of Organization or By-Laws of Rule or of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to Rule.

          6. REPRESENTATIONS AND WARRANTIES OF PARENT. Parent hereby represents and warrants to Rule as follows:

               (a) DUE ORGANIZATION. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to enter into and perform this Agreement.

               (b) DUE AUTHORIZATION. This Agreement has been duly authorized by all necessary corporate action on the part of Parent.

               (c) NO CONFLICTS. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or result in any violation of or be in conflict with or constitute a default under any term of the Certificate of Incorporation or By-Laws of Parent or of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to Parent.

          7. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. In the event of any change in the Shares by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, conversions, exchanges of shares or the like, the number and kind of shares or securities subject to the Stock Option and the Exercise Price per Share shall be appropriately adjusted.

          8.   MISCELLANEOUS.

               (a) EFFECT AND ASSIGNMENT OF AGREEMENT. This Agreement shall be binding upon and enforceable by and against the parties hereto and their respective successors and assigns; provided that this Agreement may be assigned only to a direct or indirect wholly owned subsidiary of Parent.

               (b) NOTICES. All notices, requests, consents and other communications hereunder shall be deemed given if delivered personally (including by courier), telecopied (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communication sent by facsimile) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses or to such other addresses as may be furnished in writing by one party to the other:

                    (i) if to Rule:

                         Rule Industries, Inc.
                         70 Blanchard Road
                         Burlington, Massachusetts  01803
                         Attention: John A. Geishecker, Jr.

                      with copies to:

                         Foley, Hoag & Eliot
                         One Post Office Square
                         Boston, Massachusetts  02109
                         Attention:  Robert L. Birnbaum, Esq.

                      and to:

                         Rogers & Wells
                         200 Park Avenue
                         New York, New York  10166
                         Attention:  John A. Healy, Esquire

               (ii) if to Parent:

                         Greenfield Industries, Inc.
                         470 Old Evans Road
                         Evans, Georgia  30809
                         Attention: Chief Executive Officer

       with a copy to:

                         Dickstein, Shapiro & Morin, L.L.P.
                         2101 L Street, N.W.
                         Washington, D.C.  20037
                         Attention:  Ira H. Polon, Esquire

               (c) GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without regard to such jurisdiction's conflict of laws principles.

               (d) MODIFICATION; WAIVER. This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing signed by each of Parent and Rule. Either party may waive any misrepresentation by the other party, or any breach of warranty by, or failure to perform any covenant, obligation or agreement of, the other party, PROVIDED that mere inaction or failure to exercise any right, remedy or option under this Agreement, or delaying in exercising the same, will not operate as nor shall be construed as a waiver, and no waiver will be effective unless set forth in writing and only to the extent specifically stated therein.

               (e) ENTIRE AGREEMENT. This Agreement, and any other agreements or certificates delivered pursuant hereto constitute the entire agreement of the parties hereto with respect to the matters contemplated hereby and supersede all previous written or oral negotiations, commitments, representations and agreements.

               (f) SEVERABILITY. The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable, the remaining provisions shall remain in full force and effect.

               (g) EXPENSES. Except as otherwise expressly provided herein, each party to this Agreement will pay its own expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated herein.

               (h) EXECUTION IN COUNTERPART. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

          IN WITNESS WHEREOF, Parent and Rule have caused this Agreement to take effect as of the date set forth above.

                                   GREENFIELD INDUSTRIES, INC.



                                   By:     /s/ Gary L. Weller
                                       ----------------------------
                                        Name:  Gary L. Weller
                                        Title: Senior Vice President and
                                                  Chief Financial Officer


                                   RULE INDUSTRIES, INC.



                                   By:  /s/ John A. Geishecker, Jr.
                                       ----------------------------
                                        Name:  John A. Geishecker. Jr.
                                        Title: Vice President